-3-

Exhibit 99
                                                                 PR NEWSWIRE

                    NORTH EUROPEAN OIL ROYALTY TRUST
                      ANNOUNCES THE DISTRIBUTION
                  FOR THE THIRD QUARTER OF FISCAL 2011


Red Bank, N.J. July 28, 2011 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.71 per unit for the third quarter of fiscal 2011, payable on August 31, 2011 to holders of record on August 12, 2011. Royalties attributable to the sale of natural gas from the Trust's overriding royalty area in northwest Germany are the primary source of income for the Trust.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.71 was 51.06% higher than the distribution of $0.47 for the third quarter of fiscal 2010. The reasons for the increase in the distribution were higher average gas prices and a higher average Euro/dollar exchange rate. These factors were offset slightly by the decline in gas sales compared to the prior year's equivalent quarter. Further details will be available in the earnings press release scheduled for release on or about August 12, 2011.

Trust royalty payments for each fiscal quarter are based on actual royalties payable for the preceding calendar quarter. In the final month of the Trust's fiscal quarter, the operating companies determine the actual amount of royalties that should have been paid to the Trust and compare this amount to the amount actually paid. Any underpayment is added to the amount of royalties paid during the final month of the current fiscal quarter. Any overpayment is deducted from the amount of royalties to be paid in the first month of the Trust's next fiscal quarter.

The table below shows the anticipated amount of royalties for the fourth quarter of fiscal 2011 based on the actual amount of royalties that were payable to the Trust for the second calendar quarter of 2011. Amounts in
dollars are based on the current exchange rate of 1.4446.   Actual royalty
income in dollars is valued based on exchange rates on the day funds are transferred. The August estimate below includes an adjustment for the overpayment of royalties which occurred in the preceding quarter.

Combined Royalties   Combined Royalties  Combined Royalties  Dollar Royalties
  Anticipated in         In Euros            In Dollars      In Cents per Unit
------------------------------------------------------------------------------
    August             Euros 1,219,659        $1,761,919          $0.19
    September          Euros 1,477,156        $2,133,890          $0.23
    October            Euros 1,477,156        $2,133,890          $0.23
------------------------------------------------------------------------------

Total distributions declared per unit for the first nine months of fiscal 2011 are $1.99 as compared to $1.48 for the same period last year. The cumulative 12-month distribution, which includes the August 2011 distribution and the three prior quarterly distributions, is $2.55 per unit. This 12-month cumulative distribution is 37.10% or $0.69 per unit higher than the prior

                                   -4-

12-month distribution of $1.86. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.